Exhibit 99.1

Press Release

Investor Relations Contact:

Shanye Hudson, (408) 658-1863

shanye.hudson@seagate.com

Seagate Announces the Early Tender Results and Upsizing of Cash Tender Offers for Certain Outstanding Debt Securities and Entry into $500 Million Term Loan Facility

CUPERTINO, CA - September 17, 2019—Seagate HDD Cayman (the “Company”), a subsidiary of Seagate Technology plc (NASDAQ: STX), today announced the early tender results for its previously announced cash tender offers (each, an “Offer” and, collectively, the “Offers”) for (i) up to an aggregate principal amount of $250,000,000 of its 4.250% Senior Notes due 2022 (the “2022 Notes”), (ii) up to an aggregate principal amount of $200,000,000 of its 4.750% Senior Notes due 2023 (the “2023 Notes”), and (iii) up to an aggregate principal amount of $75,000,000 of its 4.750% Senior Notes due 2025 (the “2025 Notes,” and, collectively with the 2022 Notes and the 2023 Notes, the “Notes” and each, a “series”).

The Company also announced that it is increasing the Tender Cap for the Offer for the 2025 Notes from $75,000,000 to $170,000,000, as reflected in the table below. The terms and conditions of the Offers are described in the Offer to Purchase dated September 3, 2019 (as amended to date, the “Offer to Purchase”) and the related Letter of Transmittal (as amended to date, the “Letter of Transmittal”), and remain unchanged except as amended hereby.

As of the previously announced early tender date and time of 5:00 p.m., New York City time, on September 16, 2019 (the “Early Tender Deadline”), the aggregate principal amount of each series of Notes set forth in the table below has been validly tendered and not validly withdrawn in the Offers:

Title of Security	CUSIP Number	Principal Amount Outstanding	Tender Cap (Principal Amount)	Aggregate Principal Amount Tendered	Proration Factor (1)	Notes Accepted
4.250% Senior Notes due 2022	81180WAV3	$750,000,000	$250,000,000	$384,349,000	65.1%	$249,999,000
4.750% Senior Notes due 2023	81180WAH4	$941,000,000	$200,000,000	$302,159,000	66.4%	$200,000,000
4.750% Senior Notes due 2025	81180WAL5	$920,000,000	$170,000,000	$333,973,000	51.1%	$169,996,000

(1)	Rounded to the nearest tenth of one percent.

Because the aggregate principal amount of the 2022 Notes, the 2023 Notes and the 2025 Notes validly tendered and not withdrawn prior to the Early Tender Deadline exceeds the applicable Tender Cap, each series of such Notes will be subject to proration, as described in the Offer to Purchase and the Letter of Transmittal, based on the applicable proration factor set forth above. Notes not accepted for purchase will be promptly credited to the account of the registered holder of such Notes with The Depository Trust Company and otherwise returned in accordance with the Offer to Purchase and the Letter of Transmittal.

As previously announced, the Total Consideration (as defined in the Offer to Purchase) for each series of Notes will be determined at 10:00 a.m., New York City time, today, September 17, 2019, as described in the Offer to Purchase and the Letter of Transmittal. Holders of Notes validly tendered and not validly withdrawn on or prior to the Early Tender Deadline will be eligible to receive the Total Consideration, which includes an early tender premium of $30.00 per $1,000 principal amount of Notes validly tendered by such holders and accepted for purchase by the Company. Accrued interest up to, but not including, the Early Settlement Date (as defined below) will be paid in cash on all such Notes accepted for purchase by the Company.

The settlement date for the Notes accepted by the Company in connection with the Early Tender Deadline is expected to be on September 18, 2019 (the “Early Settlement Date”).

Although the Offers are scheduled to expire at 11:59 p.m., New York City time, on September 30, 2019, the Company does not expect to accept for purchase any Notes tendered after the Early Tender Deadline.

In addition, the Company announced today that it has entered into an amendment to its existing credit agreement to provide for a new term loan facility in an aggregate principal amount of $500,000,000. As a result, the Company has satisfied the financing condition and expects to make payment for the Notes that were validly tendered prior to or at the Early Tender Deadline on the Early Settlement Date.

The Company reserves the absolute right, subject to applicable law, to: (i) waive any or all conditions to the Offers; (ii) extend or terminate each Offer; (iii) increase, decrease or eliminate any or all of the Tender Caps without extending the Early Tender Deadline or the Withdrawal Deadline; or (iv) otherwise amend the Offers in any respect.

Information Relating to the Offers

BofA Merrill Lynch and Morgan Stanley are acting as the Lead Dealer Managers for the Offers, and SMBC Nikko and Wells Fargo are acting as the Co-Dealer Managers for the Offers. The information agent and tender agent for the Offers is Global Bondholder Services Corp. Copies of the Offer to Purchase, Letter of Transmittal, and related offering materials are available by contacting Global Bondholder Services Corp. at (866) 470-4300 (toll-free) or (212) 430-3774 (banks and brokers). Questions regarding the Offers should be directed to BofA Merrill Lynch at (980) 387-3907 (collect) or (888) 292-0070 (toll-free), Morgan Stanley at (212) 761-1057 (collect) or (800) 624-1808 (toll-free), SMBC Nikko at (212) 224-5328 (collect) or (888) 284-9760 (toll-free), and Wells Fargo at (704) 410-4756 (collect) or (866) 309-6316 (toll-free).

This press release shall not constitute an offer to sell, a solicitation to buy, or an offer to purchase or sell any securities. The Offers are being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

About Seagate

Seagate creates space for the human experience by innovating how data is stored, shared and used. Learn more at investors.seagate.com.

Seagate and Seagate Technology are registered trademarks of Seagate Technology LLC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including, in particular, statements about the cash tender offers for certain outstanding senior notes of the Company, the Early Settlement Date, and the Company’s expectation about purchasing Notes tendered after the Early Tender Deadline. These forward-looking statements are conditioned upon and also involve a number of known and unknown risks, uncertainties and other factors that could cause actual results, performance or events to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties and other factors may be beyond the Company’s control and may pose a risk to the Company’s operating and financial condition. Information concerning risks, uncertainties, and other factors that could cause results to differ materially from the expectations described in this document is contained in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made, except as required by applicable law.